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                                                                    Exhibit 2.21

                    AMENDMENT TO AGREEMENT AND PLAN OF MERGER

         This Amendment to Agreement and Plan of Merger (this "Amendment") is entered into on September 24, 2001, among PentaStar Communications, Inc., a Delaware corporation ("PentaStar"), PentaStar Acquisition Corp. VI, a Delaware corporation (the "Acquiror"), Elizabeth Talbot-Goldberg ("Goldberg"), Dana J. Topping ("Topping"), Thomas J. Bruner and Christopher J. Canfield (individually, a "Shareholder" and collectively, the "Shareholders").

                                    Recitals

         A. PentaStar, the Acquiror and the Shareholders are party to an Agreement and Plan of Merger dated March 31, 2000 (the "Merger Agreement").

         B. The parties desire to amend the Merger Agreement as set forth herein.

                                    Agreement

         NOW, THEREFORE, in consideration of the premises, the mutual representations, warranties and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. Capitalized terms used but not defined herein have the meanings given them in the Merger Agreement.

2. Section 2.1(n)(i) of the Merger Agreement is amended and restated to read in its entirety as follows:

                  (i)      The parties agree that, during the Earn-Out Period,
         (A) the operations previously conducted by the Company in the Northern California Region shall be conducted as a separate subsidiary or division of PentaStar with no other operations, (B) the Acquiror shall account for its operations in the Northern California Region in accordance with the accounting practices of PentaStar and consistent with PentaStar's application of GAAP, (C) the business of the Acquiror shall be conducted by the Acquiror and/or PentaStar in the usual and ordinary course of PentaStar's business operations and neither the Acquiror nor PentaStar shall have any Liability to the Shareholders or any other Person for so conducting the business and (D) in operating the business of the Acquiror, the Acquiror and/or PentaStar may make decisions or take action with respect to the business of the Acquiror that impacts, directly or indirectly, positively or negatively, the potential benefit of the Earn-Out arrangement. If GoldTop believes that the Acquiror and/or PentaStar has made a decision or taken an action which will have a material adverse effect on the potential benefit to GoldTop of the Earn-Out arrangement, GoldTop shall so notify PentaStar (which notice shall also set forth GoldTop's belief as to the potential adverse effect thereof) within 10 Business Days of any of GoldTop having knowledge of such decision or action, and PentaStar and GoldTop shall thereafter attempt in good faith to determine the most appropriate course of action to mitigate such adverse effect, if any. However, the parties further agree that, absent willful conduct engaged in by the Acquiror and/or PentaStar with the purpose of materially affecting the potential benefit to GoldTop of the Earn-Out arrangement, neither the Acquiror nor PentaStar shall have any Liability to GoldTop or any other Person arising from or relating to its or their conduct of the business of the Acquiror or any decisions made or actions taken with respect to the business of the Acquiror, including, without limitation, those of the type contemplated by clauses (C) or (D) above or by the following paragraph.

                  Nothing in this Agreement shall preclude PentaStar from simultaneously selling into the areas of the Acquiror's operations through other Subsidiaries or its own activities; provided, however, that, during the Earn-Out Period only, PentaStar shall not call on, solicit, market to or sell to any Person which, as of the date of PentaStar's first contact with such Person, is an existing or prospective customer of the Acquiror. The Acquiror shall not call on, solicit, market to or sell to any Person which, as of the date of the first contact with such Person, is an existing or prospective customer of PentaStar. For purposes of the foregoing, an "existing customer" of PentaStar shall mean a Person to whom a sale has been made by, or involving as agent for the seller, PentaStar (including for this purpose any Person or business (other than the Company) acquired by PentaStar), through a Subsidiary or its own activities, within the three-year period prior to the Closing Date. For purposes of the foregoing, a "prospective customer" of PentaStar shall mean a Person whom PentaStar (including for this purpose any Person or business (acquired by PentaStar), through a Subsidiary or its own activities, has made a proposal to on or prior to the date on which the Acquiror first contacts such Person regarding a sale within the Acquiror's business. For the purposes of the foregoing, an "existing customer" of the Acquiror shall mean a Person to whom a sale has been made by, or involving as agent for the seller, the Acquiror prior to the date a sale has been made by, or involving as agent for the seller, PentaStar (including for this purpose any Person or business (other than the Company) acquired by PentaStar), through a Subsidiary or its own activities. For purposes of the foregoing, a "prospective customer" of the Acquiror shall mean a Person whom the Acquiror has made a proposal to on or prior to the date on which PentaStar (including for this purpose any Person or business (other than the Company) acquired by PentaStar), through a Subsidiary or its own activities first contacts such Person regarding a sale within the Acquiror's business. Notwithstanding the foregoing, nothing in this paragraph shall preclude the Acquiror from (A) selling long distance services to existing customers of PentaStar in situations where the local PentaStar Regional Manager has asked the Acquiror to assist in selling or procuring (at various negotiated shared commission rates) long distance services or
         (B) selling any communications services to United Title, Inc., Fidelity National Finance, Inc. or Inflow Communications, Inc. in situations where GoldTop has directly prospected and solicited such above-referenced customers and is directly responsible for the sale to such above-referenced customers.

3. Section 2.1(n)(ii) of the Merger Agreement is amended and restated to read in its entirety as follows:

                  (ii) As soon as reasonably practicable after December 31, 2001 and in any event by March 31, 2002, PentaStar shall determine the Earn-Out EBITA and prepare a written calculation of the Earn-Out Amount (collectively, the "Earn-Out Financial Statements"). PentaStar's determination under this Section 2.1(n)(ii) shall be made in accordance with GAAP on a basis consistent with the accounting practices of PentaStar and consistent with the financial statements of the Acquiror included in the audited or unaudited, as the case may be, financial statements filed by PentaStar in its Form 10-KSB and Forms 10-Q for 2001. PentaStar shall promptly provide a copy of the Earn-Out Financial Statements to GoldTop. Within 30 days after receipt of the Earn-Out Financial Statements, GoldTop shall, in a written notice to PentaStar, either accept the Earn-Out Financial Statements or object to them by describing in reasonably specific detail any proposed adjustments to the Earn-Out

         Financial Statements and the estimated amounts of and reasons under PentaStar's application of GAAP for such proposed adjustments. The failure by GoldTop to object to the Earn-Out Financial Statements within such 30-day period shall be deemed to be an acceptance by GoldTop of the Earn-Out Financial Statements. If any adjustments to the Earn-Out Financial Statements are proposed by GoldTop within such 30-day period, the dispute shall be resolved as provided in Section 2.1(o). The fees and expenses of BDO Seidman LLC for the preparation and review of the financial statements relating to such dispute shall be paid 50% by GoldTop and 50% by PentaStar.

4. Section 2.1(n)(iii) of the Merger Agreement is amended and restated to read in its entirety as follows:

         Within 10 Business Days after the later of the acceptance of the Earn-Out Financial Statements by GoldTop or the resolution of any disputes under Section 2.1(o), as the case may be, PentaStar will pay the Earn-Out Amount, if any, to GoldTop (such payment will be referred to as the "Second Closing"). The Earn-Out Amount shall be payable in a combination of cash and PentaStar Common Stock as follows: (A) cash consideration paid in the Second Closing shall be sufficient to ensure that the total cash consideration paid pursuant to Section 2.1(k) and this Section 2.1(n) shall not be less than 20% of the total consideration paid to the Shareholders pursuant to the Closing and the Second Closing; (B) in the event the Fair Market Value of PentaStar Common Stock as determined on the last day of the Earn-Out Period is higher than the Fair Market Value on June 30, 2001, the total consideration paid in the form of PentaStar Common Stock pursuant to
         Section 2.1(k) and this Section 2.1(n) shall not be less than 46% of the total consideration paid to the Shareholders pursuant to the Closing and Second Closing, such percentage to be determined by PentaStar in its discretion; and (C) in the event the preceding clause
         (B) does not apply, the composition of consideration between cash and PentaStar Common Stock paid at the Second Closing shall be determined by PentaStar in its discretion. Notwithstanding the foregoing, the amount of cash included in the payment of the Earn-Out Amount shall not be such as to cause the Purchase Price, taken as a whole, not to comply with the continuity of interest test for a tax-free reorganization under Section 368 of the Code, as determined in good faith by PentaStar based on advice of counsel, unless PentaStar is responsible for the increase in Tax Liability to the Shareholders directly resulting from such non-compliance.

         If any portion of the Earn-Out Amount is paid in PentaStar Common Stock, the number of shares of PentaStar Common Stock to be issued (which shall be rounded down to the nearest whole share, and PentaStar shall pay GoldTop cash for any such fractional share as specified in
         Section 2.1(i)) shall be determined by dividing (A) the Earn-Out Amount that is being paid in PentaStar Common Stock by (B) the Fair Market Value of a share of PentaStar Common Stock as of June 30, 2001. Any cash portion of the Earn-Out Amount shall be paid by wire transfer to an account or accounts designated by GoldTop. Certificates representing any shares of PentaStar Common Stock issued in payment of the Earn-Out Amount shall be mailed to GoldTop at the Shareholders' Agent's address for notice purposes under this Agreement.

5. Section 2.1(n)(iv) of the Merger Agreement is amended and restated, and a Section 2.1(n)(v) is added to the Merger Agreement, each to read in its entirety as follows:

                  (iv) In the event that PentaStar sells the operations conducted by the Acquiror (whether separately or as part of a sale of all or substantially all of the assets or operations of PentaStar, and whether by sale of assets or stock of PentaStar or the Acquiror, by merger of

         PentaStar or the Acquiror or otherwise) prior to the end of the Earn-Out Period, PentaStar shall require the purchaser to continue to account for such operations separately and agree to assume the obligation of PentaStar to pay the Earn-Out Amount as provided in this
         Section 2.1(n). In that event, the purchaser may pay the Earn-Out Amount, in its sole discretion, in cash, such purchaser's or any parent's common equity securities based on the fair market value of such securities on the relevant date as provided in this Section 2.1(n), or any combination thereof.

                  (v) (A) If a PentaStar Liquidity Event occurs prior to the end of the Earn-Out Period, then GoldTop shall have the option, exercisable by notice to PentaStar at least ten Business Days prior to the date of consummation of the Liquidity Event, of annualizing the Earn-Out EBITA for the period from January 1, 2001 until the Liquidity Event for purposes of calculating the deemed Earn-Out EBITA for the period commencing January 1, 2001 and ending December 31, 2001.

                           (B) If GoldTop does not exercise its option to annualize the Earn-Out EBITA, then PentaStar shall have the option, exercisable by notice to GoldTop on or before the date of consummation of the Liquidity Event, to pay an amount equal to (1) $225,000 if the PentaStar Liquidity Event occurs on or before June 30, 2001, or (2) $75,000 if the PentaStar Liquidity Event occurs between July 1, 2001 and December 31, 2001. If PentaStar exercises its option pursuant to this Section 2.1(n)(v)(B), then GoldTop shall have no further right to receive the Earn-Out Amount. All amounts payable pursuant to Section 2.1(n)(v)(B) shall be paid within ten Business Days after the Liquidity Event.

                           (C) If GoldTop does not exercise its option pursuant to Section 2.1(n)(v)(A) and PentaStar does not exercise its option pursuant to Section 2.1(n)(v)(B), then the Earn-Out shall continue as set forth in Section 2.1(n).

6. Section 5.6 of the Merger Agreement is amended and restated to read in its entirety as follows:


         5.6.     Financial Statements .

                  (a) Shareholder Assistance. The Shareholders shall, upon request of PentaStar, cooperate with PentaStar and render such assistance to PentaStar and its accountants as may be required to produce such historical and on-going financial statements and audits as PentaStar may request, including, without limitation, signing management representation letters reasonably requested by PentaStar's auditors. The Shareholders acknowledge that PentaStar may be required by applicable Legal Requirements to include audited financial statements with respect to the business of the Company in reports filed with the SEC and other governmental agencies and that the inability to audit the financial statements as of the Effective Date promptly after the Closing could have a material adverse effect on PentaStar. PentaStar and the Acquiror shall make available to the Shareholders such existing books and records of the Company as are required by the Shareholders to produce Tax Returns, financial statements and audit responses with respect to periods ending prior to the Closing Date.

                  (b) Acquiror Reporting. The Acquiror shall produce and deliver to PentaStar historical and on-going financial statements, monthly management plan and review reports and annual budget/forecasts, in form and substance acceptable to PentaStar. The monthly management plan and review reports shall contain an analysis of the Acquiror's sales activity, including a sales forecast and an analysis of order activity for the preceding month which shall detail and summarize new orders, cancellations, installations and month-end backlog. Additionally, the Acquiror shall prepare and deliver to PentaStar monthly calculations of revenue (installed orders for up-front commissions and residual payments received for residual commissions), using PentaStar's GAAP method of accounting and revenue recognition for the month, commission expense incurred associated with those revenues, and all other direct and other expenses of the Acquiror for such month and an initial calculation of EBITA (however such calculation shall not be binding on any party for purposes of determining Earn-Out EBITA, which shall be determined as set forth in Section 2.3(n)). The Acquiror shall also prepare and deliver to PentaStar monthly calculations, using PentaStar's GAAP method of accounting, showing cash, accounts receivable, net fixed assets and any other assets, accrued commissions, accounts payable and any other Liabilities and a month-end balance sheet for the Acquiror. Other financial statement calculations may be required of the Acquiror to comply with PentaStar's reporting obligations under applicable securities laws as a public company and to assist in any audit activities PentaStar needs to engage in for Earn-Out calculations, lender covenant purposes or other typical types of reports necessary for overall corporate governance and operations.

                  (c) PentaStar Reporting. PentaStar shall consolidate the above, appropriately prepared financial statements into overall financial statements of PentaStar for reporting obligations under applicable securities laws, including the preparation and filing of annual and quarterly reports, lender covenant purposes and other typical types of reports necessary for overall corporate governance and operations.

7. Section 5.10 of the Merger Agreement is amended by adding the following to the beginning thereof:

         Reference is made to Section 5.12. Whenever the term "PentaStar Shares" is used in this Section 5.10 with respect to Goldberg or Topping only, "PentaStar Shares" shall not include any Earn-Out Shares (as defined in Section 5.12).

8. A Section 5.12 is added to the Merger Agreement, to read in its entirety as follows:

                  5.12     Transfer Restrictions. For purposes of this Section
         5.12 only, references to a "Shareholder" shall mean Goldberg or Topping, as the case may be, but shall not include Mr. Bruner or Mr. Canfield. Unless otherwise agreed by PentaStar, except for transfers by a Shareholder to (a) immediate family members of such Shareholder who agree to be bound by the restrictions set forth in this Section 5.12 (and a copy of such agreement is furnished to PentaStar prior to the transfer), (b) trusts, limited partnerships or other estate planning entities for the benefit of such Shareholder or family members of such Shareholder, the trustees, partners or other persons having authority to bind the trust, limited partnership or other estate planning entity of which agree to be bound by such restrictions (and a copy of such agreement is furnished to PentaStar prior to the transfer), or (c) any charitable organization that qualifies for receipt of charitable contributions under Section 170(c) of the Code and such organization agrees to be bound by such restrictions (and a copy of such agreement is furnished to PentaStar prior to the transfer), each Shareholder agrees that such Shareholder shall not sell, assign, exchange, transfer, pledge or otherwise dispose of at any time prior to April 1, 2002 any of the PentaStar Shares received by such Shareholder pursuant to this Agreement in respect of the Earn-Out Amount ("Earn-Out Shares"). Thereafter, up to 25% of the Earn-Out Shares received by such Shareholder may be resold at any time, and an additional 25% of the Earn-Out Shares received by such Shareholder may be resold by the Shareholder beginning on or after October 1, 2002. Any remaining Earn-Out Shares may not be sold until the earlier to occur of (w) the sale of all or substantially all of the assets or outstanding shares of PentaStar, whether by way of merger, acquisition or other method (except a merger or consolidation immediately after which the Persons who were shareholders of PentaStar before the transaction own a majority of the outstanding equity securities of the surviving or resulting entity) (a "PentaStar Liquidity Event") or (x) October 26, 2004. Notwithstanding anything to the contrary in this Section 5.12, none of the Earn-Out Shares which are subject to the Principal Shareholder's Escrow Agreement may be sold, assigned, exchanged, transferred, pledged or otherwise disposed of except as set forth in the Principal Shareholder's Escrow Agreement. Certificates for the Earn-Out Shares delivered to the Shareholders pursuant to the Agreement shall bear a legend substantially in the form set forth below as long as applicable:

         THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THAT CERTAIN AGREEMENT AND PLAN OF MERGER ENTERED INTO ON MARCH 31, 2000, TO BE EFFECTIVE JANUARY 1, 2000, AS AMENDED BY AMENDMENT TO MERGER AGREEMENT DATED SEPTEMBER ____, 2001, (THE "AGREEMENT") BY AND AMONG THE ISSUER, PENTASTAR ACQUISITION CORP. V, VI, RESOURCE COMMUNICATIONS, INC. AND THE SHAREHOLDERS OF RESOURCE COMMUNICATIONS, INC. PRIOR TO THE EXPIRATION OF THE HOLDING PERIODS SET FORTH IN THE AGREEMENT, SUCH SHARES MAY NOT BE SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF WITHOUT THE WRITTEN CONSENT OF THE ISSUER, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, ASSIGNMENT, EXCHANGE, TRANSFER, PLEDGE OR OTHER DISPOSITION WHICH VIOLATES THE AGREEMENT. UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER RELATING TO THIS RESTRICTIVE LEGEND PLACED WITH THE TRANSFER AGENT) WHEN THE APPLICABLE HOLDING PERIOD HAS EXPIRED.

         PentaStar shall issue separate certificates to each Shareholder representing the shares of PentaStar Shares subject to each of the three periods of restriction contemplated by this Section 5.12.

         The restrictions set forth above in this Section 5.12 shall be in addition to any restrictions on transfer set forth in Section 3.1(u) or imposed by the Securities Act and applicable state securities laws. Each Shareholder also agrees to comply with such restrictions, and in particular recognizes that such Shareholder will not be able to offer or sell any of the PentaStar Shares issued pursuant to Section 2.1(n) pursuant to Rule 144 promulgated under the Securities Act for at least one year after the issuance of such shares under Section 2.1(n) even though one or more of the holding periods set forth above in this Section 5.12 may have expired. Notwithstanding the foregoing, the restrictions set forth in this Section 5.12 shall cease to apply in the event that PentaStar ceases to own, directly or indirectly, fifty percent or more of the equity interests of the Surviving Corporation or any successor to the Surviving Corporation.

9. The definition of "Earn-Out Amount" set forth in Exhibit 1.1(a) to the Merger Agreement is amended and restated to read in its entirety as follows:

                  Earn-Out Amount means the remainder of (a) three times Earn-Out EBITA, plus (b) one and one-quarter times the positive difference, if any, between (i) long distance services commission revenues received in the month of December 2001 by PentaStar and any of its Subsidiaries from any major long distance carriers (including, without limitation, Qwest Communications International, Inc., Cable & Wireless, Plc, WorldCom, Inc., AT&T, Inc. and Sprint, Inc.), minus (ii) long distance services commission revenues received in the month of December 2000 by PentaStar and any of its Subsidiaries from such carriers, but excluding in each case any long distance services commission revenues of the Acquiror and Acquired Monthly Run-Rate Long Distance Commissions from any businesses actually acquired by PentaStar or any of its Subsidiaries during the period from January 1, 2001 through December 31, 2001, minus (c) $925,000 (representing the Cash Portion of the Purchase Price), minus (d) $800,000 (representing the $1,300,000 amount described in Section 2.1(k)(i)(b) less $500,000), minus (e) the amount of the Retained Liabilities described in clause
         (b) of the definition of Retained Liabilities, and minus (f) amounts paid by the Acquiror in respect of Closing Date Liabilities (other than those Closing Date Liabilities in respect of which there is a reduction of the Purchase Price pursuant to Section 2.1(k)(i)(a)(4)); provided, however, that in no event shall the Earn-Out Amount be such as would cause the Earn-Out Amount plus the amounts referred to in clauses (c) through (f) of this definition to exceed $2,725,000.

10. A definition of "Earn-Out EBITA" is added to Exhibit 1.1(a) to the Merger Agreement, to read in its entirety as follows:

                  Earn-Out EBITA means the EBITA of the Acquiror for the Earn-Out Period, including, without limitation, all earnings of the Acquiror related to the telecommunications agent business, including, without limitation, (a) payments earned during the Earn-Out Period for consulting revenues, referral fees and commissions for local access and
         (b) payments actually received during the Earn-Out Period for in respect of residual payment rights; provided, however, that in any event Earn-Out EBITA (w) shall not include any allocation of PentaStar corporate headquarters expense but shall include allocation of a pro rata portion of direct expenses of PentaStar to the extent PentaStar provides services to the Acquiror, (x) shall not include any EBITA associated with any expansion offices, (y) shall include an expense allocation equal to the costs incurred by the Acquiror to satisfy its obligations under Section 5.6(b), and (z) shall include revenues from, direct expenses associated with, and allocation expenses for costs associated with assistance from other PentaStar offices in implementing the services sold by the Acquiror associated with, sales to United Title, Inc., Fidelity National Finance, Inc. or Inflow Communications, Inc. in situations where GoldTop has directly prospected and solicited such customer and is directly responsible for the sale to such above-referenced customer.

11. The definition of "Earn-Out Period" set forth in Exhibit 1.1(a) to the Merger Agreement is amended and restated to read in its entirety as follows:

                  Earn-Out Period means the period commencing January 1, 2001 and ending December 31, 2001.

12. The following definitions set forth in Exhibit 1.1(a) to the Merger Agreement are deleted:

         a.       Earn-Out Period One;

         b.       Earn-Out Period Two;

         c.       Earn-Out Period Three; and

         d.       Earn-Out Periods Total.

13. The definition of "EBITA" set forth in Exhibit 1.1(a) to the Merger Agreement is amended and restated to read in its entirety as follows:

                  EBITA means earnings before interest, taxes and amortization, determined in accordance with GAAP and on a basis consistent with the accounting practices of PentaStar and consistent with the financial statements of the Acquiror included in the audited or unaudited, as the case may be, financial statements filed by PentaStar in its Form 10-KSB and Forms 10-Q for 2001, including PentaStar's GAAP methods of revenue recognition for residual commission payments and GAAP consistent with booking prior paid salesperson commissions as prepaid commissions less an appropriate reserve for contract cancellations and salesperson terminations and expensing salesperson commissions at the time revenue is recognized.

14. Definitions of "Acquired Monthly Run-Rate Long Distance Commissions," "Earn-Out Shares" and "Liquidity Event" are added to Exhibit 1.1(a) to the Merger Agreement, to read in their entirety as follows:

                  Acquired Monthly Run-Rate Long Distance Commissions means the monthly long distance services commission revenues of any business acquired by PentaStar or any of its Subsidiaries for the full calendar month immediately preceding the month in which the acquisition by PentaStar or any of its Subsidiaries actually occurs, determined in accordance with GAAP and on a basis consistent with the accounting practices of PentaStar.

                  Earn-Out Shares has the meaning given it in Section 5.12.

                  Liquidity Event has the meaning given it in Section 5.12.

15. Concurrently with the execution of this Amendment, the parties shall execute and deliver to the Escrow Agent instructions in the form attached as Exhibit A hereto, pursuant to which the stock certificates representing the PentaStar Shares held by the Escrow Agent pursuant to the Escrow Agreement shall be delivered to PentaStar. Upon receipt thereof, PentaStar shall cause such certificates to be divided into stock certificates representing the number of shares set forth on Exhibit B, for delivery as set forth thereon. The parties hereby acknowledge and agree that a total of 31,252 PentaStar Shares (7,813 shares per Shareholder) held in the EBITA Escrow are to be returned to PentaStar, as such shares have been forfeited by the Shareholders under the terms of the Merger Agreement. Pursuant to the instructions in Exhibit A, such PentaStar Shares shall be delivered to PentaStar. The Shareholders shall execute and deliver any stock powers required to be delivered to PentaStar or its transfer agent pursuant to this Section 15.

16. Goldberg and Topping each hereby make the representations and warranties set forth in Section 3.1(u) of the Merger Agreement, and for such purpose Exhibit 3.1(u)(ii) referred to therein shall mean Exhibit 3.1(u)(ii) attached hereto.

17. Concurrently with the execution of this Amendment, the Shareholders who have spouses shall cause such spouses to each execute and deliver to PentaStar a Consent of Spouse in the applicable form of Exhibit C, just as was delivered in connection with the execution and delivery of the Merger Agreement.

18.      Exhibit 2.1(n)(iv) to the Merger Agreement is hereby deleted.

19. The Merger Agreement, as amended by this Amendment, remains in full force and effect.

20. Goldberg, Topping, PentaStar and the Acquiror agree that (a) the phrase "on or before September 30, 2001" appearing in the fifth line of Section 2.1 of each of the two Principal Shareholder's Escrow Agreements is hereby deleted and
(b) the two Principal Shareholder's Escrow Agreements, as amended by clause (a) above, remain in full force and effect.

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


         IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first set forth above.

                                        PENTASTAR:

                                        PENTASTAR COMMUNICATIONS, INC.


                                        By: /s/ Robert S. Lazzeri
                                            ------------------------------------
                                            Name:  Robert S. Lazzeri
                                            Title: Chief Executive Officer


                                        ACQUIROR:

                                        PENTASTAR ACQUISITION CORP. VI


                                        By: /s/ Robert S. Lazzeri
                                            ------------------------------------
                                            Name:  Robert S. Lazzeri
                                            Title: Chief Executive Officer


                                        SHAREHOLDERS:


                                        /s/ Elizabeth Talbot-Goldberg
                                        ----------------------------------------
                                        Elizabeth Talbot-Goldberg


                                        /s/ Dana J. Topping
                                        ----------------------------------------
                                        Dana J. Topping


                                        /s/ Thomas J. Bruner
                                        ----------------------------------------
                                        Thomas J. Bruner


                                        /s/ Christopher J. Canfield
                                        ----------------------------------------
                                        Christopher J. Canfield


          [SIGNATURE PAGE TO AMENDMENT TO AGREEMENT AND PLAN OF MERGER]


                                       10